Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
RealNetworks, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-114088) on Form S-3 and (Nos. 333-63333, 333-128444, 333-42579, 333-147279, and 333-172871) on Form S-8 of RealNetworks, Inc. of our reports dated March 18, 2013, with respect to the consolidated balance sheets of RealNetworks, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity and noncontrolling interest, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of RealNetworks, Inc.
Our report dated March 18, 2013 on the effectiveness of internal control over financial reporting as of December 31, 2012, expresses our opinion that RealNetworks, Inc. did not maintain effective internal control over financial reporting as of December 31, 2012 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to management’s ineffective control over the review and reconciliation of the equity method investment balance to the investee’s financial statements has been identified and included in management’s assessment.

/s/ KPMG LLP
Seattle, Washington
March 18, 2013